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                                                                    EXHIBIT 3.13


                          CERTIFICATE OF INCORPORATION
                                       OF
                      WATERSIDE URBAN RENEWAL CORPORATION

     THIS IS TO CERTIFY THAT, there is hereby organized and formed a corporation under and by virtue of N.J.S. 14A:1-1 et. seq., the 'New Jersey Business Corporation Act.'

     FIRST: The name of the corporation is WATERSIDE URBAN RENEWAL CORPORATION.

     SECOND: The address of the registered office of this corporation is One Garret Mountain Plaza, West Paterson, New Jersey 07424 (P.O. Box 2925, Paterson, New Jersey 07509), and the name of the initial registered agent at such address, upon whom process against this corporation may be served, is Robert M. Macfarlan.

     THIRD: The purposes for which this corporation is organized are:

          1. To operate under the provision of N.J.S. 40:55C-40 et. seq., the Urban Renewal Corporation and Association Law of 1961,' and to initiate and conduct projects for the clearance, replanning, development and redevelopment of blighted areas in municipalities and, when so authorized by financial agreement with a municipality pursuant to the above cited Act, to acquire by purchase or lease of not less than 15 years from a public or private owner, plan, develop, construct, alter, maintain or operate housing, business, industrial, commercial, cultural or recreational projects or any combination of two (2) or more such types of improvement in a single project, under such conditions as to use, ownership, management and control as shall be regulated pursuant to said Act.



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          2. To serve a public purpose, with its operations directed toward providing for and making possible the clearance, replanning, development or redevelopment of blighted areas or the acquisition, management and operation of a project under the provisions of N.J.S. 40:55C-40 et. seq., and as provided therein, it shall be subject to regulation by the municipality in which such project is situated, and to limitation on profits and dividends for so long as it remains the owner of a project subject for so long as it remains the owner of a project subject to the provisions of said Act or is by contract or resolution charged with responsibility for administration and management of a condomium property pursuant to the provisions of P.L. 1969 (N.J.S. 46:XB-1 et.seq.)

          3. To engage in any activity within the purposes for which corporations may be organized under the 'New Jersey Business Corporation Act.' N.J.S. 14A:1-1 et. seq., provided however, that so long as the corporation is obligated under the 'Urban Renewal Corporation and Association Law of 1961,' N.J.S. 40:55C-40 et. seq., it shall engage in no business other than the development, redevelopment, ownership, operation and management of a single project.

     FOURTH: In the event that the corporation undertakes a project under the provisions of the 'Urban Renewal Corporation and Association Law of 1961,' N.J.S. 40:55C-40 et. seq., it shall not voluntarily transfer such project until it has first removed both itself and the project from all restrictions and said Act in the manner therein set forth; provided however, the foregoing restriction shall not be applied to prevent the transfer of a project to another urban renewal corporation which, with the consent to the municipality in which the project is located, shall assume all the contractual obligations of this corporation under its financial agreement with the said municipality.




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     FIFTH: The aggregate number of shares which the corporation shall be authorized to issue is two thousand five hundred (2,500) shares of common stock without nominal or par value.

     SIXTH: The number of Directors constituting the first Board of Directors of this corporation shall be one (1) and his name and address is as follows:

                                 Irwin S. Zonis
                                 1401 Broad Street
                                 Clifton, New Jersey 07015

     SEVENTH: The name and address of the incorporator is:

                                 Joseph Bernadino
                                 One Garret Mountain Plaza
                                 West Paterson, New Jersey 07424
                                 (P.O. Box 2925)
                                 (Paterson, New Jersey 07509)

     IN WITNESS WHEREOF, I have caused this Certificate to be signed and sealed this 25th day of June, 1981.


                                 JOSEPH BERNADINO
                                 ------------------------------
                                 Joseph Bernadino



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